Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP 222 Berkeley Street, Suite 2000 Boston, MA 02116 +1 617 880-1800 orrick.com

December 16, 2021

Mindset Growth Opportunities I Corp.

77 Geary St. 5th Floor

San Francisco, CA 94108

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Mindset Growth Opportunities I Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 16, 2021 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 17,500,000 units, including 2,625,000 units that may be sold pursuant to the underwriters’ over-allotment option (collectively, the “Units”), with each Unit consisting of (a) one share of Class A common stock, par value $0.0001 per share (the “Common Stock”), of the Company and (b) one-half of one redeemable warrant of the Company (each, a “Warrant”), with one whole Warrant entitling the holder thereof to purchase one share of Common Stock for an aggregate of 8,950,000 Warrants or up to 10,000,000 Warrants upon exercise of the underwriters’ over-allotment option. The Units will be offered and sold as described in the Registration Statement and pursuant to an underwriting agreement substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and representatives of the underwriters named therein (the “Underwriting Agreement”).

In connection with rendering the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the legal capacity of natural persons, and (d) the representations of officers and employees are correct as to questions of fact.

Mindset Growth Opportunities I Corp.

December 16, 2021

We have also assumed that at or prior to the time of the delivery of any Units, (i) the Board of Directors of the Company shall have duly established the terms of the Units and the Common Stock and the Warrants included therein and duly authorized the issuance and sale of the Units and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation under the laws of the State of Delaware and has the corporate power and authority to execute, deliver and perform all its obligations under the Units, the Warrant Agreement proposed to be entered into by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), filed as Exhibit 4.4 to the Registration Statement; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (iv) the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent and the Company, and are valid, binding and enforceable agreements of each party thereto; (v) neither the execution and delivery by the Company of the Warrant Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Units: (A) conflicts with or will conflict with the Memorandum of Articles of Association of the Company or the Amended and Restated Certificate of Incorporation of the Company; (B) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject; (C) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject; or (D) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (D) with respect to the laws of the State of New York); and (vi) neither the execution and delivery by the Company of the Warrant Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Units, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Our opinion herein is limited to the laws of the State of New York.

Based upon the foregoing, we are of the opinion that:

1. When the Underwriting Agreement and the Warrant Agreement have been duly executed and delivered by the respective parties thereto and the Units, the Common Stock and the Warrants have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Units and the Common Stock and the Warrants included in the Units will be duly authorized, validly issued, fully paid and non-assessable.

2. When the Underwriting Agreement and the Warrant Agreement have been duly executed and delivered by the respective parties thereto and the Warrants have been duly executed by the Company and duly countersigned by the Warrant Agent in accordance with the terms of the Warrant Agreement and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Mindset Growth Opportunities I Corp.

December 16, 2021

3. When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Units have been duly executed by the Company and delivered by Continental Stock Transfer & Trust Company, as transfer agent, the Units will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

ORRICK, HERRINGTON & SUTCLIFFE LLP